UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): January 5, 2023

Compass, Inc.

(Exact name of Registrant as Specified in Its Charter)

Delaware	001-40291	30-0751604
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

90 Fifth Avenue, 3rd Floor New York, New York	10011
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s Telephone Number, Including Area Code: (212) 913-9058
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of Each Class	Trading Symbol	Name of Each Exchange on Which Registered
Class A Common Stock, $0.00001 par value per share	COMP	The New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.05.	Costs Associated with Exit or Disposal Activities.

On January 5, 2023, Compass, Inc. (the “Company”) implemented a further workforce reduction (“Workforce Reduction”) as part of the Company’s ongoing cost reduction initiatives to manage the business during the current macroeconomic environment, as referenced in its third quarter earnings conference call on November 10, 2022. The Workforce Reduction is in addition to the strategic actions that were reported on the Company’s Form 8-Ks dated September 20, 2022 and June 14, 2022.

The Company currently estimates that as a result of the Workforce Reduction, it will incur pre-tax cash charges of approximately $10 million to $12 million for severance and other termination benefits for employees whose roles were or are being eliminated during the quarter ending March 31, 2023. The charges that the Company expects to incur in connection with the Workforce Reduction are subject to a number of assumptions, and actual expenses and results may differ materially from the Company’s estimates disclosed above.

Item 7.01.	Regulation FD Disclosure.

The Company’s decision to implement the Workforce Reduction is in furtherance of its cost management work. The Company is managing the business to reduce its annualized non-GAAP operating expense level to between $850-$950 million, with the very specific goal of becoming free cash flow positive for 2023, starting with being free cash flow positive by the second quarter of 2023.
This cost management work is designed to both address current and expected market conditions as well as to align the Company’s cost base to support its ongoing strategic growth objectives. With this Workforce Reduction, the Company believes no additional material actions will need to be taken to realize the top end of this annualized range in the second quarter of 2023. Furthermore, the Company believes its actions make it possible to achieve below the middle of the $850-$950 million range of annualized operating expense by the fourth quarter of 2023 without future workforce reduction. And the Company believes its actions allow for a path to achieve positive free cash flow in 2023 accounting for market scenarios that are worse than Fannie Mae’s negative 22.6% estimate for residential real estate transaction volume (price and units) in 2023. (Note: National Association of Realtors projects a negative 6.5% decline in 2023 and Mortgage Bankers Association projects a 16.0% decline in 2023).
We have not reconciled our guidance for non-GAAP operating expense after commissions and other related expense because certain expenses excluded from GAAP operating expenses cannot be reasonably calculated or predicted at this time. Accordingly, reconciliations are not available without unreasonable effort.

As discussed on the Company’s third quarter earnings conference call on November 10, 2022, the Company intends to closely monitor ongoing market developments, adjust expenses accordingly and maintain this new level of operating expenses even if the real estate market outperforms.

Furthermore, the Workforce Reduction does not impact the U.S. technology engineering team and the Company continues to prioritize its technology platform.

The information furnished with this Item 7.01, shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to the liabilities of that section, nor shall it be deemed incorporated by reference into any of the Company’s filings under the Securities Act of 1933, as amended, or the Exchange Act, whether made before or after the date hereof, regardless of any general incorporation language in any such filing, except as shall be expressly set forth by specific reference in such filing.

Note Regarding Forward-Looking Statements.

Certain statements in this Current Report on Form 8-K constitute “forward-looking statements” within the meaning of the federal securities laws, including, but not limited to, statements related to the expected costs associated with the Workforce Reduction and the timing and success of achieving the Company’s operating expense goals and becoming free cash flow positive. These forward-looking statements are based on the Company’s current expectations and inherently involve significant risks and uncertainties. The Company’s actual results and the timing of events could differ materially from those anticipated in such forward-looking statements as a result of these risks and uncertainties. For example, the expected costs associated with the Workforce Reduction may be greater than anticipated, completion of the Workforce Reduction may take longer than anticipated, the Company may be unable to realize the contemplated benefits in connection with the Workforce Reduction, and the Workforce Reduction may have an adverse impact on the Company’s performance. Additionally, the Company’s ability to meet its operating expense goals and become free cash flow positive is subject to a number of assumptions and uncertainties, including without limitation, the Company’s ability to reduce costs and increase revenues, which may be subject to factors beyond the Company’s control. A further description of the risks and uncertainties relating to the business of the Company is contained in the Company’s Annual Report on Form 10-K for the year ended December 31, 2021, filed with the Securities and Exchange Commission (the “SEC”), and the Company’s subsequent quarterly and current reports filed with the SEC. The Company undertakes no duty or obligation to update any forward-looking statements contained in this Current Report on Form 8-K as a result of new information, future events or changes in its expectations.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

COMPASS, INC.

Date: January 5, 2023	By:	/s/ Brad Serwin
Brad Serwin
General Counsel and Corporate Secretary